 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 17, 2019 (October 10, 2019)

Nxt-ID, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54960	46-0678374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Nxt-ID, Inc.

1627 U.S. Highway 1

Unit 206

Sebastian, FL 32958

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 266-2103

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 1.02.	Termination of a Material Definitive Agreement.

As previously disclosed, on January 8, 2019, Nxt-ID, Inc. (the “Company”) entered into a common stock Sales Agreement (the “Sales Agreement”) with A.G.P./Alliance Global Partners (“A.G.P.”) with respect to an at the market offering program (the “ATM Program”), under which the Company was permitted, from time to time in its sole discretion, to issue and sell through or to A.G.P., acting as agent or principal, up to $15,000,000 aggregate offering price of shares of the Company’s common stock, par value $0.0001 per share (the “Placement Shares”). The issuance and sale of the Placement Shares by the Company under the Sales Agreement were required to be made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-228624), declared effective by the Securities and Exchange Commission (the “SEC”) on December 12, 2018, and a related prospectus supplement filed with the SEC on December 17, 2018. As of October 1, 2019, the Company sold approximately $1,300,000 in stock under the ATM program.

Effective October 10, 2019, the Company and A.G.P. terminated the Sales Agreement and the related ATM Program. The Company and A.G.P. mutually decided to terminate the Sales Agreement because it had not been recently utilized and for the foreseeable future does not intend to utilize the Sales Agreement to raise additional capital. The Company will not incur any termination penalties as a result of its termination of the Sales Agreement.

A description of the terms and conditions of the Sales Agreement is set forth in the Company’s current report on Form 8-K filed with the SEC on January 8, 2019 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2019	Nxt-ID, Inc.

	By:	/s/ Vincent S. Miceli
		Name:	Vincent S. Miceli
		Title:	Chief Executive Officer

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